Exhibit 99.1

Investor Update – November 17, 2008

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon). Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those settled hedges (but excluding hedge contracts that are terminated earlier than their contractual settlement dates). Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Some of these risks include increased competition, significant fuel costs, general economic conditions, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

October 2008 Statistics

	October 2008	Change Y-O-Y
Capacity (ASMs in millions)	1,924	(3.7)%
Traffic (RPMs in millions)	1,417	(1.0)%
Revenue passengers (000s)	1,270	(6.8)%
Load factor*	73.6%	2.0 pts
RASM (cents)	11.55	7.3%
Passenger RASM (cents)	10.44	6.6%
Raw fuel cost ($ in millions)	$76.6	0.9%
Raw fuel cost/gal.	$2.97	13.4%
Economic fuel expense ($ in millions)	$76.9	10.6%
Economic fuel expense/gal.	$2.99	24.6%

*percentage of available seats occupied by fare-paying passengers

Advance Bookings

	November	December	January
Point Change Y-O-Y	-1 pt	+4 pts	+3 pts

Forecast Information

	Forecast Q4 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity (ASMs in millions)	5,550 – 5,600	(7)% – (8)%	24,200	0%
Cost per ASM excluding fuel, restructuring charges and fleet transition costs (cents)*	8.0 – 8.1	3% – 5%	7.55	1%

Fuel Gallons (000,000)	77	(12)%	335	(6)%
Economic fuel cost per gallon**	$2.57	4%	$3.01	37%

*For Alaska, our forecasts of mainline cost per ASM excluding fuel, restructuring charges and fleet transition costs is based on forward-looking estimates, which will likely differ from actual results.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.

Restructuring Charges Expected in Fourth Quarter

As previously announced, we expect charges of approximately $15 million to $20 million in the fourth quarter related to Alaska’s reduction in work force that began during the third quarter. However, the actual amount will not be finalized until the number of employees who accept early-out packages is known. The final amount of the charge could differ significantly from this estimate.

2009 Capacity Guidance

As previously announced, we currently expect capacity in the first quarter of 2009 to be down between 10% and 12% and down approximately 8% for the full year of 2009 compared to the same periods in 2008. Plans for the full year of 2009 are subject to change.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

October 2008 Statistics

The following data represents the Horizon CPA flying only as that flying represents approximately 95% of the total purchased capacity.

	October 2008	Change Y-O-Y
Capacity (ASMs in millions)	107	(14.4)%
Traffic (RPMs in millions)	76	(18.9)%
Load factor*	70.8%	(4.0) pts
Passenger RASM (cents)	21.35	18.5%

*Percentage of available seats occupied by fare-paying passengers

Advance Bookings

	November	December	January
Point Change Y-O-Y	-5 pts	-1 pt	-1 pt

Forecast Information (Horizon CPA)

	Forecast Q4 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity (ASMs in millions)	300	(18)%	1,400	3%
Cost per ASM (cents)*	21.8 – 21.9	4% – 5%	21.7 – 21.8	2% – 3%

* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for operating costs plus a specified profit margin and are eliminated in consolidation.

HORIZON AIR

October 2008 Statistics

	October 2008	Change Y-O-Y
Capacity (ASMs in millions)	277	(21.0)%
Traffic (RPMs in millions)	197	(22.0)%
Revenue passengers (000s)	579	(13.2)%
Load factor*	71.1%	(0.9) pts
System RASM (cents)	20.90	22.2%
Raw fuel cost ($ in millions)	$15.9	3.1%
Raw fuel cost/gal.	$3.10	16.5%
Economic fuel expense ($ in millions)	$15.9	12.4%
Economic fuel expense/gal.	$3.11	26.4%

*percentage of available seats occupied by fare-paying passengers

Line-of-Business Information

Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is (or was, in the case of the Frontier CPA which ended in November 2007) insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

October 2008

	Capacity Mix			Load Factor		Yield		RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y	Actual	Change Y-O-Y	2008 Actual		2007 Actual		Change Y-O-Y
Brand	171	(9.9)%	62%	71.2%	2.4 pts	27.70¢	13.5%	20.29	¢	17.20	¢	17.9%
CPAs: Alaska	106	(14.4)%	38%	NM	NM	NM	NM	21.89	¢	20.13	¢	8.7%
Frontier	—	(100.0)%	0%	—	NM	—	NM	—		6.35	¢	NM
Total	277	(21.0)%	100%	71.1%	(0.9) pts	28.93¢	23.4%	20.90	¢	17.10	¢	22.2%

NM = Not Meaningful

Advance Bookings – Brand Flying Only

	November	December	January
Point Change Y-O-Y	-3 pts	+1 pt	flat

2009 Capacity Guidance

As announced previously, we currently expect capacity in the first quarter of 2009 to be 14% to 15% lower than the first quarter of 2008. Additionally, our expectation is that full year 2009 capacity will decline by approximately 9%, although plans for the full year have not been finalized.

HORIZON AIR - (continued)

Forecast Information

	Forecast Q4 2008	Change Y-O-Y	Forecast Full Year 2008	Change Y-O-Y
Capacity (ASMs in millions)	790 – 800	(20)% – (21)%	3,620 – 3,630	(9)%
Cost per ASM excluding fuel and CRJ-700 fleet transition charges (cents)*	16.1 – 16.2	10% – 11%	14.8 – 14.9	1% – 2%

Fuel gallons (in millions)	15	(14)%	67	4%
Economic fuel cost per gallon**	$2.63	4%	$3.06	34%

*For Horizon, our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which will likely differ significantly from actual results.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.

Fleet Transition Charges Expected in Fourth Quarter

There may be further fleet transition charges associated with the transition out of the CRJ-700 aircraft, two of which are expected to exit the fleet during the fourth quarter. The amount of any fourth quarter charge is not currently expected to be significant.

AIR GROUP

Future Fuel Hedge Positions*

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Fourth Quarter 2008	50%	$77
Remainder of 2008	50%	$77

First Quarter 2009	50%	$81
Second Quarter 2009	50%	$71
Third Quarter 2009	50%	$76
Fourth Quarter 2009	50%	$76
Full Year 2009	50%	$76

First Quarter 2010	36%	$101
Second Quarter 2010	29%	$100
Third Quarter 2010	24%	$96
Fourth Quarter 2010	18%	$102
Full Year 2010	26%	$100

First Quarter 2011	12%	$98
Second Quarter 2011	5%	$80
Third Quarter 2011	6%	$79
Full Year 2011	6%	$89

*All of our 2008, 2010 and 2011 positions and the majority of our 2009 positions are call options which are designed to effectively cap our cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no downward exposure other than the premiums we pay to enter into the contracts.

We are in the process of modifying our hedge portfolio to take advantage of the recent and rapid decline in oil prices. To do this, we are terminating certain hedges that were originally scheduled to settle in 2009 and replacing those instruments with new hedges that have lower strike prices. Upon termination of these hedges, the cash that we receive has been significantly less than the premium we paid when we purchased the original hedge contract. The net economic cost of the modifications that we made thus far in the fourth quarter is approximately $30 million (measured as the difference between the original premium paid and the proceeds received upon termination). However, we believe that restructuring our hedge portfolio provides important strategic benefit because it significantly reduces our exposure to increases in fuel costs in 2009.

Cash and Share Count

(in millions)	October 31, 2008	December 31, 2007
Cash and marketable securities	$1,094	$823
Common shares outstanding	36.209	38.051

Impact of Boeing Strike

Due to the machinist strike at Boeing, Alaska will experience delays in the delivery of 737-800 aircraft. We expect an updated delivery schedule by the end of November. In our next Investor Update, the revised schedule will be reflected in our fleet information and capital expenditures estimates.

Deferral of Q-400 Deliveries

Horizon is in discussions with Bombardier about deferring future Q400 aircraft deliveries and retiming them to coincide with the successful remarketing and transition out of the CRJ-700 aircraft. The tables below represent the current proposal from Bombardier for future deliveries, although we are continuing to negotiate and the schedule is subject to change.

Capital Expenditures

Total expected capital expenditures for 2008 and 2009 are as follows (in millions):

	Total 2008 Estimate			Total 2009 Estimate

	Aircraft-related	Non-aircraft	Total	Aircraft-related	Non-aircraft	Total
Alaska	$305	$60	$365	$270	$60	$330
Horizon	75	5	80	70	5	75
Air Group	$380	$65	$445	$340	$65	$405

AIR GROUP – (continued)

Firm Aircraft Commitments

	Q4 2008	2009	2010	Thereafter	Total
Alaska (B737-800)	2	9	5	5	21
Horizon (Q400)	1	5	5	3	14
Totals	3	14	10	8	35

In addition to the firm orders noted above, Alaska has options to acquire 45 additional B737-800s and Horizon has options to acquire 20 Q400s. The above table represents our current expectation for deliveries subject to the new delivery schedule for the 737-800s yet to be established by Boeing and the deferral schedule currently proposed by Bombardier for the Q400s.

Projected Fleet Count

		Actual Fleet Count			Expected Fleet Activity
Alaska	Seats	Dec. 31, 2006	Dec. 31, 2007	Sept. 30, 2008	Q4 Changes	Dec. 31, 2008	2009 Changes	Dec. 31, 2009***
737-200	—	2	—	—	—	—	—	—
737-400F*	—	1	1	1	—	1	—	1
737-400C*	72	—	5	5	—	5	—	5
737-400	144	39	34	32	(1)	31	(3)	28
737-700	124	22	20	20	—	20	(1)	19
737-800	157	15	29	40	2	42	9	51
737-900	172	12	12	12	—	12	—	12
MD-80	140	23	14	—	—	—	—	—
Totals		114	115	110	1	111	5	116

		Actual Fleet Count			Expected Fleet Activity
Horizon	Seats	Dec. 31, 2006	Dec. 31, 2007	Sept. 30, 2008	Q4 Changes	Dec. 31, 2008	2009 Changes	Dec. 31, 2009
Q200	37	28	16	9	(9)	—	—	—
Q400**	74-76	20	33	34	1	35	5	40
CRJ-700**	70	21	21	20	(2)	18	(5)	13
Totals		69	70	63	(10)	53	—	53

*F=Freighter; C=Combination freighter/passenger

** The planned CRJ and Q400 fleets at December 31, 2008 and 2009 are subject to change as we finalize the fleet transition plan and is dependent on our ability to remarket the CRJ aircraft.

*** The expected fleet count at December 31, 2009 for Alaska is subject to change as we continue to refine the capacity reduction and aircraft utilization plan.

Expanded Codeshare Agreement with Delta Airlines

On Monday, November 17, 2008, Delta Airlines and Air Group announced an expanded codeshare agreement that would enable new international expansion from the West Coast. The expansion will include the launch of new Delta long-haul trans-Pacific and Latin American routes from the West Coast; expanded connecting opportunities to and from Alaska and Horizon hubs and cities; and enhanced worldwide frequent flier and lounge reciprocity agreements between Delta and Air Group.